Exhibit 2.1

AGREEMENT AND PLAN OF EXCHANGE BETWEEN LEVEL JUMP FINANCIAL GROUP INC. AND CALDERA CORP

         AGREEMENT AND PLAN OF EXCHANGE ("Agreement"), dated as of the 20th day of October, 1999, by and between Caldera Corporation, a Florida corporation ("Caldera"), and Level Jump Financial Group, Inc., a Colorado corporation ("Level Jump").

                                Plan of Exchange

         The Plan of Exchange will consist of the acquisition of 100% of the issued and outstanding shares of Level Jump by Caldera and the issuance by Caldera to the stockholders of Level Jump of a total of 5,087,500 shares of Caldera's restricted common stock, having a par value of $0.0025, to be issued upon and subject to the terms and conditions of the Agreement hereinafter set forth.

         NOW, THEREFORE, in consideration of the promises and the mutual and dependent covenants hereinafter contained, the parties hereto represent, warrant, covenant, and agree as follows:

                                    ARTICLE I

1.1 Agreement to Consummate Transactions. Subject to the terms and conditions of this Agreement, Level Jump and Caldera agree to use reasonable commercial efforts, subject to any conditions stated herein, to consummate or cause to be consummated, the transactions contemplated by Sections 1.2 through 8.1 of this Agreement ("Transactions"), and agree that the consummation of each of the Transactions is conditional upon the consummation of each of the other Transactions.

1.2 Closing. A meeting of the parties to this Agreement ("Closing") will take place on October 29, 1999, or such other date as may be agreed upon by the parties in writing, at which time certificates, letters and other documents required by this Agreement will be delivered or exchanged. The Closing will take place at the office of Caldera as soon as practicable after the parties have obtained the required shareholder approval, and this Agreement shall be declared effective as of October 20, 1999.

1.3 Consummation of Transactions. If at the Closing no condition exists which would permit any of the parties to terminate this Agreement, or a condition then exists and the party entitled to terminate because of that condition elects not to do so, then and thereupon Caldera and Level Jump will exchange the documents necessary to effect the reorganization contemplated by this agreement.

1.4 Acquisition of Level Jump Financial Group, Inc. Shares. Upon, and subject to the terms and conditions herein stated, Caldera shall acquire from Level Jump's shareholders and Level Jump's shareholders shall transfer, assign and convey to Caldera 3,700,000 common shares of Level Jump constituting 100% of the issued and outstanding shares of common stock thereof.

1.5 Consideration, Issuance and Delivery of Stock. In consideration of, and in exchange for the foregoing transfer, assignment and conveyance, and subject to the terms and conditions herein stated, Caldera shall, at Closing, issue and deliver to Level Jump's stockholders, in the numbers set forth opposite their names on Exhibit A hereto, 5,087,500 shares of Caldera's common stock in exchange for all of the issued and outstanding common shares of Level Jump. The shares to be issued pursuant to this paragraph will not, when issued, have been registered under the Securities Act of 1933, (the "Act"), but will be issued in reliance on the exemption provided by "4(2) of the Act for transactions by an issuer not involving any public offering. As a result, the shares will be "restricted securities" as that phrase is defined by paragraph (a)(3) of SEC Rule 144 under the Act (17 C.F.R. " 230.144), and will be subject to the resale restrictions set forth in that Rule. The shares, when issued, will be validly authorized and issued, duly paid and non-assessable common shares of Caldera.





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Each certificate representing the Caldera shares to be issued pursuant hereto shall be imprinted with a standard form investment legend stating that the shares are not registered under the Securities Act of 1933 and may be sold, hypothecated, or transferred pursuant to an effective registration statement under the Act or pursuant to an appropriate exemption from registration. Caldera has not represented, directly or indirectly, that it will take any measure to make any exemption available

1.6 Reservation of 5,912,500 common shares of Caldera for exchange with 4,300,000 exchangeable preference shares of thestockpage.com inc., a subsidiary of Level Jump, which are exchangeable into 4,300,000 shares of Level Jump shall be completed after the Closing according to the provisions related thereto found in the Articles, By-laws and covenants of Level Jump.

1.7 Reservation of 2,750,000 common shares of Caldera for exchange with the 2,000,000 shares reserved by Level Jump in the Level Jump Financial Group Inc.1999 Performance Equity Plan shall be completed after the Closing according to the provisions related thereto found in the Articles, By-laws and covenants of Level Jump.

                                    ARTICLE II

                     Representations and Warranties of Level Jump

Level Jump represents and warrants to Caldera as follows:

2.1 Organization and Good Standing. Level Jump is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and has the corporate power to carry on its business as it is now being conducted. Copies of Level Jump's Articles of Incorporation, as amended or as restated, and By-laws, both as presently in effect, and attached hereto as Exhibit B and Exhibit C are complete and correct,

2.2 Capitalization. Level Jump's authorized capital stock consists of 50,000,000 shares of common stock having $.001 par value per share, of which 3,700,000 shares are presently issued and outstanding, and of which 4,300,000 shares have been reserved for issuance upon the conversion of thestockpage.com's exchangeable preference shares, whenever that may be required, together with 5,000,000 shares of preferred stock having $.001 par value per share, of which there have been designated two shares, of which one share has been designated Class A, and one share has been designated Class B preferred stock, and such two shares of preferred stock are presently issued and outstanding, all of which are held by two of the Shareholders. Level Jump has reserved 2,000,000 shares as part of an option plan, of which 1,150,000 options have been granted to employees of Level Jump. No pre-emptive rights are conferred by any class of Level Jump stock, and there are no outstanding calls, commitments, convertible securities (except thestockpage.com's exchangeable preferred shares), or demands, other than those listed above, of any character relating to the capital stock of Level Jump, whether issued or unissued.

2.3 Authority. Level Jump has the corporate power to enter into this Agreement and carry out the transactions contemplated hereby. The execution, delivery, and performance of the Agreement by Level Jump will have been duly and validly authorized and adopted by Level Jump's Board of Directors. This Agreement and the consummation of the Plan of Exchange will have been duly and validly authorized and approved by all necessary corporate action on the part of Level Jump, and this Agreement will be legally binding, and enforceable against Level Jump in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and subject to principles of equity, which may affect the availability of remedies with respect thereto. To the best knowledge of Level Jump, the entering into this Agreement by Level Jump does not, and the consummation by Level Jump of the Transactions contemplated by this Agreement will (A) not violate the provisions of (i) any applicable laws of the United States or any other state or jurisdiction in which Level Jump does business; (ii) Level Jump's Certificate of Incorporation or By-Laws, or (iii) any judgment or decree applicable to Level Jump subject to the obtaining by Level Jump of the permits, approvals, consents, authorizations and modifications referred to in Section 6.3 hereof, (B) not cause a default or breach of any material obligation of Level Jump under any material contract, agreement, mortgage, indenture or other instrument, which Level Jump is a part or by which it is bound, and (C) not cause any material right of Level Jump under any




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existing contract, agreement, mortgage, indenture or other instrument to which
Level Jump is a party, to be extinguished by virtue of the Agreement.

2.4 Rights, Titles and Interests. The shares to be acquired by Caldera represent 100% of the issued and outstanding common stock of Level Jump. .

2.5 Financial Statements. Level Jump's subsidiary thestockpage.com inc., audited financial report dated March 31, 1999 and September 30, 1998, attached hereto as Exhibit D are true and correct in all material particulars, as are interim unaudited financial statements dated June 30, 1999 included therewith in Exhibit D

2.6 Absence of Certain Changes of Events. Except as permitted or contemplated by this Agreement, or disclosed to Caldera, there has not been:

A. Any material adverse change in the assets (including any such change caused by damage, destruction or loss, whether or not insured), the results of operations (including any change caused by discontinued operations), or the business prospects or conditions, financial or otherwise of Level Jump; nor to the knowledge of Level Jump has any event or condition occurred which may result in such change;

B. Any declaration, setting aside or payment of any dividend or other distribution in respect to Level Jump Common Stock;

C. Any repurchase or redemption by Level Jump of any Level Jump Common Stock; or

D. Any sale or transfer by Level Jump of any material, tangible asset, or any mortgage, pledge, lease or lien, charge or encumbrance on any assets, or any such lease or real property, machinery, equipment or buildings, other than in the ordinary course of business.

2.7 Litigation. Except as disclosed to Caldera, there are no judicial or administrative actions, suits, proceeding or investigations pending, or, to the best knowledge and belief of Level Jump, threatened in writing against Level Jump which might result in any material adverse change in the condition (financial or other), of the properties, assets, business, or operations of Level Jump or in any material liability on the part of Level Jump or which question the validity of this Agreement or of any action taken or to be taken in connection herewith. There are no citations, fines or penalties heretofore asserted against Level Jump under any federal, state or local law relating to air or water pollution, or other environmental protection matters, or relating to occupational health or safety.

2.8 Disclosing of Material Information. Neither this Agreement nor any exhibit hereto contains any untrue statement or material fact, or omits to state a material fact necessary to make the statements herein or therein, under the circumstances in which it has been made, not misleading, relating to the business or affairs of Level Jump. There is no fact known to Level Jump which materially, adversely affects the business or condition (financial or otherwise) of Level Jump which has not been set forth herein or disclosed to Caldera in writing.

2.9 Liabilities. There are no material liabilities of Level Jump, whether accrued, absolute, contingent or otherwise, which arose or relate to any transaction of Level Jump, its agents or servants occurring prior to the statement date, which are not disclosed by or reflected in said financial statements, except as have been disclosed to Caldera in writing. There are no such liabilities of Level Jump which have arisen or relate to any transaction of Level Jump, its agents or servants, occurring since that statement date, other than normal liabilities incurred in the normal conduct of the business of Level Jump, and none of which have a material adverse effect on the business or financial condition of Level Jump, except as have been disclosed in writing. As of the date hereof, there are no known circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may hereafter give rise to liabilities, except in the normal course of business of Level Jump, except as have been disclosed in writing.


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2.10 Taxes. All federal, province, county and local income, ad valorem, excise, profits, franchise, occupation, property, sales, use, gross receipts and other taxes (including any interest or penalties relating thereto) and assessments which are due and payable have been duly reported, by Level Jump, and there are no unpaid taxes which are, or could become a lien on the properties and assets of Level Jump, except as provided for in the financial statements, as of their date, or which have been incurred in the normal course of business of Level Jump since that date. All tax returns of any kind that are required to be filed have been filed and the taxes paid or accrued.

2.11 Accuracy of All Statements Made by Level Jump. No representation or warranty by Level Jump in this Agreement, nor any statement certificate, schedule or exhibit hereto furnished by or on behalf of Level Jump pursuant to this Agreement, nor any document or certificate delivered to Level Jump pursuant to this Agreement or in connection with actions contemplated hereby, contains any untrue statement of material fact or omits a material fact necessary to make the statement contained therein not misleading.

                                     ARTICLE III

                       Representations and Warranties of Caldera

 Caldera represents and warrants to Level Jump as follows;

3.1 Organization and Good Standing of Caldera. Caldera is a corporation duly organized, existing and of good standing under the laws of the State of Florida with full corporate power to carry on its business as it is now being conducted. Caldera has qualified as a foreign corporation to do business and is in good standing in each jurisdiction in which it is conducting such business or otherwise required to be so qualified. Copies of Caldera's Articles of Incorporation, as amended, and By-Laws, both as presently in effect are attached as Exhibit E and Exhibit F respectively and these exhibits, are complete and correct.

3.2 Capitalization. Caldera's authorized capital stock consists of 200,000,000 shares of common stock, par value of $.0025, of which 2,776,250 shares, are issued and outstanding, fully paid and non-assessable. There are no securities outstanding for the acquisition of or conversion into Caldera common stock and there are no agreements, understandings or other rights for the acquisition of any securities of Caldera, including without limitation, options, warrants, preferred stock and common stock of Caldera. There are no pre-emptive rights in respect of any class of capital stock of Caldera, The 5,087,500 shares of common Stock of Caldera to be issued in connection with this Agreement, when so issued will be duly authorized, validly issued, fully paid, and non-assessable with no personal liability attaching to the ownership thereof and will be free and clear of all liens, charges, restrictions, claims and encumbrances.

3.3 Authority. Caldera has the corporate power to enter into this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Caldera has been duly and validly authorized and approved by Caldera's Board of Directors. Stockholders who are the registered owners of more than a majority of the outstanding shares of Caldera have signed and delivered to Caldera their written consent to the adoption of this agreement in accordance with Section_______ of the Florida Business Corporations Act, and notice of the adoption of a resolution approving this Agreement by written consent has been sent to each stockholder who did not approve the same in writing in accordance with the aforesaid provision of Florida law. The entering into of this Agreement by Caldera does not, and the consummation by Caldera of the transactions contemplated hereby, (A) will not violate the provisions of (i) any applicable laws of the State of Florida, or any other jurisdiction in which Caldera does business; (ii) Caldera's Articles of Incorporation; as amended, or its By-Laws; or (iii) any judgement or decree applicable to Caldera subject to the obtaining by Caldera of approvals, consents, authorizations and modifications referred to in Sections 6.3 hereof,
(B) will not cause a default or breach of any material obligation of Caldera under any material contract mortgage, agreement, indenture or other instrument applicable to Caldera and, (C) will not cause any rights of Caldera under any existing contract, agreement, mortgage, indenture or other instrument to be extinguished by virtue of the Agreement.

3.4 Financial Statements. Caldera's audited financial report dated December 31, 1998, listed as Exhibit G, attached hereto and made a part hereof, is true and complete in all material respects, such having been prepared in accordance with




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generally accepted accounting principles consistently followed through the periods covered by such statements, and present fairly, in accordance with generally accepted accounting principles ("GAAP"), the financial condition of Caldera and the results of its operations for the period covered thereby. The unaudited quarterly financial information included in Exhibit H as found in Forms 10-Q SB for the quarters ended March 31 and June 30, 1999 are true and correct in all material respects and have been prepared in accordance with GAAP, consistently applied. The unaudited balance sheet in the June 30, 1999 Form 10-QSB is referred to as the Unaudited Balance sheet. Since the Unaudited Balance Sheet, there has not been any material change in the financial condition, properties, assets, liabilities, business or operations of Caldera which has been, or to the best knowledge of Caldera, is likely to be, materially adverse with respect to Caldera. .

3.5 Absence of Certain Changes of Events. Since the date of Caldera's Unaudited Balance Sheet there have not been:

A. Any material adverse change in the assets (including any such change caused by damage, destruction or loss, whether or not insured). The results of operations (including any change caused by discontinued operations) or the business prospects or condition, financial or otherwise of Caldera, nor, to the knowledge of Caldera, has any event or condition occurred which may result in such change;

B. Until the date of Closing, Caldera will not conduct any business or take any action which would result in a material change in the financial condition, or the business, prospects or legal status of Caldera without the written consent of Level Jump.

3.6 Litigation. There are no judicial or administrative actions, suits of a material nature, proceedings or investigations pending, or threatened against Caldera which might result in any material adverse change in the condition (financial or other), properties, assets, business, operations or prospects of Caldera or in any material liability on the part of Caldera or which question the validity of the Agreement or of any action taken or to be taken in connections herewith. There are no citations, fines or penalties heretofore asserted against Caldera under any federal, state or local law relating to air or water pollution, or other environmental protection matters, or relating to occupational health or safety.

3.7 Disclosing of Material Information. Neither this Agreement nor any exhibit hereto contains any untrue statement of material fact, or omits to state a material fact necessary to make the statement herein or therein, under the circumstances in which they are made, not misleading, relating to the business or affairs of to the best knowledge and belief of its officers and directors. There is no fact known to Caldera which materially adversely affects the business, condition (financial or otherwise) or prospects of Caldera not set forth herein or otherwise disclosed to Level Jump and its legal counsel in writing.

3.8 Liabilities. There are no material liabilities of Caldera, whether accrued, absolute, contingent or otherwise, which arose or relate to any transaction of Caldera, its agents or servants occurring prior to the statement date, which are not disclosed by or reflected in said financial statements, except as have been disclosed to Level Jump in writing. There are no such liabilities of Caldera which have arisen or relate to any transaction of Caldera, its agents or servants, occurring since that statement date, other than normal liabilities incurred in the normal conduct of the business of Caldera, and none of which have a material adverse effect on the business or financial condition of Caldera, except as have been disclosed to Level Jump in writing. As of the date hereof, there are no known circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may hereafter give rise to liabilities, except in the normal course of business of Caldera.

3.9      Deleted

3.10 Accuracy of All Statements Made by Caldera. No representation or warranty by Caldera in this Agreement, nor any statement certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of Caldera pursuant to this Agreement, nor any document or certificate delivered to Level Jump pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein, under the circumstances in which they have been made, not misleading.



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3.11 Caldera has no subsidiaries. Caldera does not (i) own of record or beneficially, directly or indirectly, (a) any shares of capital stock or securities convertible into capital stock of any other corporation or (B) any participating interest or other equity interest in any partnership, limited liability company, joint venture or other non-corporate business enterprise, or
(ii) control, directly or indirectly, any other entity.

3.12 The stockholders of the Common Stock and all the outstanding series of Preferred Stock are as set forth on Schedule I

3.13 All the outstanding securities of Caldera were issued in compliance with all applicable Federal and state securities laws.

3.14     Removed.

3.15 Caldera has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity securities or any interest therein or to pay any dividend or make any distribution in respect thereof, except as set forth on
Schedule I. There are no voting trusts or agreements, stockholders' agreements, pledge agreements, buy-sell agreements, rights of first refusal, pre-emptive rights or proxies relating to any securities of Caldera (whether or not Caldera is a party thereto).

3.16 The rights, preferences, restrictions and privileges in respect of each class and series of authorized capital stock of Caldera are as set forth in the Charter, and all such rights, preferences and privileges are valid, binding and enforceable and in accordance with all applicable laws.

3.17 Since the date of the Unaudited Balance Sheet, Caldera has not (i) issued any stock, bond or other security, (ii) borrowed any amount or incurred any liability (absolute or contingent), except current liabilities incurred and liabilities under contracts entered into in the ordinary course of business,
(iii) discharged or satisfied any lien or encumbrance or incurred or paid any obligation or liability (absolute or contingent) other than current liabilities shown on the Unaudited Balance Sheet and current liabilities incurred since the date of the Unaudited Balance Sheet in the ordinary course of business, (iv) declared or made any payment or distribution to stockholders or purchased or redeemed any shares of capital stock or other securities, (v) mortgaged, pledged or subjected to lien any of its assets, tangible or intangible, other than liens of current real property taxes not yet due and payable, (vi) sold, assigned, licensed or transferred any of its tangible assets except in the ordinary course of business, or canceled any debt or claim, (vii) sold, assigned, or transferred any patent, trademarks, trade names, copyrights, trade secrets or other intangible assets, (viii) suffered any loss of property or waived any right of substantial value, (ix) made any change in officer compensation, (X) made any material change in the manner of business or operations of Caldera, xi) entered into any transaction except as contemplated hereby or (xii) entered into any commitment to do any of the foregoing.

3.18 The Execution and delivery of this Agreement by Caldera does not and the performance of this Agreement by Caldera will not require any consent, approval, authorization or permit of, or filing with or notification to any governmental entity, except for the approval of the stockholders of Caldera.

3.19 Caldera has filed all forms, reports, statements and other documents required to be filed with the SEC since January 1, 1997 (all such forms, reports and other documents are collectively referred to as Caldera SEC Reports). As of their respective filing dates, Caldera SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, the Securities Act of 1933, as amended and the SEC's rules and regulations thereunder, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under with they were made, not misleading.

3.20 Caldera is not in default with respect to any judgment, order, demand, or regulation of any court, arbitrator, grand jury, or governmental agency. Caldera has complied in all material respects with all laws, rules, regulations and orders applicable to its business, operations, properties, assets, products and services, and Caldera has all necessary permits, licenses and other authorizations required to conduct its business as conducted and as proposed to he conducted, except where failure to obtain such permits, licenses and/or other authorizations would have no material adverse effect on the financial condition, business or prospects of Caldera. There is no existing law, rule, regulation or




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order, whether Federal or state, which would prohibit or restrict Caldera from conducting its business as currently conducted, or otherwise have a material adversely effect on the financial condition, business or prospects of Caldera.

3.21 To the best of Caldera's knowledge, no third party has claimed that any person affiliated with Caldera has violated any of the terms or conditions of his employment contract with such third party, or disclosed or utilized any trade secrets or proprietary information or documentation of such third party, or interfered in the employment relationship between such third party and any of its employees. To the best of Caldera's knowledge, no person affiliated with Caldera has employed any trade secrets or any information or documentation proprietary to any former employer, and no person affiliated with Caldera has violated any confidential relationship which such person may have had with any third party, in connection with the development or sale of any services of Caldera.

3.22 Caldera has good and marketable title to, or a valid leasehold interest in, its material properties and assets reflected on the Unaudited Balance Sheet or acquired or leased by it since the date of the Unaudited Balance Sheet, and all such properties and assets are free and clear of mortgages, pledges, security interests, liens, charges, claims, restrictions and other encumbrances, except for liens for current taxes not yet due and payable.

3.23 Each lease or agreement to which Caldera is a party and under which it is a lessee of any property, real or personal, is a valid and subsisting agreement, without any material default of Caldera thereunder and, to the best of Caldera's knowledge, without any default thereunder of any other party thereto. No event has occurred and is continuing which, with due notice or lapse of time, or both, would constitute a material default or event of default by Caldera under any such lease or agreement or, to the best of Caldera's knowledge, by any other party thereto. Caldera's possession of such property has not been disturbed and no claim has been asserted against Caldera adverse to its rights in such leasehold interests.

3.24 Caldera has no property or operating business which prudence would dictate should be insured.

3.25 Caldera has filed all tax returns. Federal, state, county and local, required to be filed by it, and Caldera has paid all taxes shown to be due by such returns as well as all other taxes, assessments and governmental charges which have become due or payable, including, without limitation, all taxes which Caldera is obligated to withhold from amounts owing to employees, creditors and third parties. All such taxes with respect to which Caldera has become obligated pursuant to elections made by Caldera in accordance with generally accepted practice have been paid and adequate reserves have been established for all taxes accrued but not yet payable. The Internal Revenue Service has never audited the Federal income tax returns of Caldera. No deficiency assessment with respect to or proposed adjustment of Caldera's Federal, state, county or local taxes is pending or, to the best of Caldera's knowledge, threatened. There is no tax lien, whether imposed by any Federal, state, county or local taxing authority, outstanding against the assets, properties or business of Caldera. Caldera has C Corporation status under the Internal Revenue Code of 1986, as amended (the "Code").

3.26 Set forth on Schedule J, hereto is a list of all patents, patent rights, trademarks, service marks, trade names and copyrights, and all applications for such which are in the process of being prepared in the name of Caldera. Caldera owns or possesses sufficient legal rights to use all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, trade secrets and know-how (collectively, "Intellectual Property") necessary or desirable to the conduct of its business, and no claim is pending or, to the best of Caldera's knowledge, threatened to the effect that the operations of Caldera infringe upon or conflict with the asserted rights of any other person under any Intellectual Property, and, to the least of Caldera's knowledge, there is no basis for any such claim. There are no claims on behalf of Caldera pending to the effect that the operations of a third party infringe upon or conflict with the rights of Caldera under any Intellectual Property, and, to the best of Caldera's knowledge, there is no basis for any such claim. With respect to any registrations of the Intellectual Property owned by Caldera, Schedule J also sets forth, as to each such item of the Intellectual Property, the (i) relevant application or registration number,
(ii) relevant filing, registration, issue or application date, (iii) record owner, (iv) country, (v) title or description and (vi) remaining life. In addition, Schedule J identifies whether each item of the Intellectual Property thereof is owned by Caldera or is possessed and used by Caldera under any license, contract, agreement or other commitment, and if under any such commitment, the identity of the parties thereto, the term thereof and all accounts payable thereunder together with the payment terms therefor. No claim is pending or, to the best of Caldera's knowledge, threatened to the effect that



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any such Intellectual Property owned or licensed by Caldera, or which Caldera otherwise has the right to use, is invalid or unenforceable by Caldera, and, to the best of Caldera's knowledge, there is no basis for any such claim, To the best of Caldera's knowledge, all Intellectual Property developed by and belonging to Caldera which has not been patented has been kept confidential. Except as otherwise provided in Schedule J, Caldera has no obligation to compensate, or to obtain the consent of, any third party for the use of any item of Intellectual Property owned or licensed to Caldera. Except as otherwise provided in Schedule J, Caldera has not granted any license or other right to use, in any manner, any item of Intellectual Property, whether or not requiring the payment of royalties, and no third party has any right to use any of the Intellectual Property. The manufacture, modification, use, promotion, distribution and/or sale of Caldera's products or services now or prior to the date hereof do not infringe, and have not infringed, the rights of any third party. Except as set forth in Schedule J, Caldera has obtained an enforceable written assignment of all right, title and interest in and to each item of the Intellectual Property owned by Caldera from each person or entity participating in the discovery, development or creation of such item and has provided to the Purchasers true and correct copies of each such assignment.

3.27 No registration or filing with, or consent or approval of or other action by, any Federal, state or other governmental agency or instrumentality is or will be necessary for the valid execution, delivery and performance by Caldera of this Agreement, other than (i) filings pursuant to federal and state securities laws in connection with the issuance of the 5,087,500 shares of Common Stock of Caldera under this agreement.

3.28 The offer, sale and issuance of the common stock of Caldera pursuant to this agreement constitute a transaction exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the "Securities Act"). Except in the context of this offering, Caldera has not, either directly or through an agent, offered the common stock or any similar security for sale to, or solicited any offer to buy common stock or any similar security from, or otherwise approached or negotiated with respect thereto with, any person, and neither Caldera nor any person acting on its behalf has taken or will take any other action (including, without limitation, any offer, issuance or sale of any security of Caldera under circumstances which might require the integration of the offer and sale of such security with the common stock under the Securities Act of 1933 or the rules and regulations of the Commission thereunder), in either case so as to subject the offering, issuance or sale of the common stock to the registration provisions of the Securities Act.

3.29 Caldera is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, except for violations which would not have a material adverse effect on the business, properties or financial condition of Caldera, and no material expenditures are or will be required in order to comply with any such statute, law or regulation.

3.30 Caldera does not sponsor, maintain, have any obligation to contribute to, or have any liability under, and is not otherwise a party to, any benefit plan. For purposes of this Section "benefit plan" shall mean any plan, fund, program, policy, arrangement or contract, whether formal or informal, which is in the nature of (i) an employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Art of 1974 ("ERISA")) or (ii) an employee welfare benefit plan (as defined in Section 3(l) of ERISA). With respect to each Benefit Plan listed in Schedule K to the extent applicable:


(a) Each benefit plan has been maintained and operated in all material respects in compliance with its terms and with the applicable provisions of ERISA, the Code, and all regulations, rulings and other authority issued thereunder;

(b) All contributions required by law to have been made under each benefit plan (without regard to any waivers granted under Section 412 of the Code) to any fund or trust established thereunder or in connection therewith have been made by the due date thereof;

(c) Each benefit plan intended to qualify under Section 401 (a) of the Code is the subject of a favorable unrevoked determination letter issued by the Internal Revenue Service as to its qualified status under the Code, which determination letter may still be relied upon as to such tax-qualified status of any benefit plan;

(d) The actuarial present value of all accrued benefits under each benefit plan subject to Title IV of ERISA did not, as of the latest valuation date of benefit plan, exceed the then-current value of the assets of the benefit plan allocable to such accrued benefits, all as based upon the actuarial assumptions and methods currently used for such benefit plan;

(e) None of such benefit plans that are "employee welfare benefit plans" as defined in Section 3(j) of ERISA provides for continuing benefits or coverage for any participant or beneficiary of a participant after such Participant's termination of employment, except as required by Section 4980B of the Code or other applicable law; and

Neither Caldera nor any trade or business (whether or not incorporated) under common control with Caldera within the meaning of Section 4001 of ERISA has, Or at any time has had, any obligation to contribute to any "multi-employer plan, as defined in Section 3(37) of ERISA.

3.31 Caldera has taken commercially reasonable steps to ensure that its computer systems and software are and will be, and the products developed, manufactured, sold or licensed by Caldera are and will be, able accurately to: (i) process any date rollover, (ii) process calculations or computations regardless of the dates used in such calculations whether before, on or after January 1, 2000, (ii) accept and respond to two (2) digit year date input in a manner that resolves any ambiguities as to the century to which such two (2) digit date input relates in an appropriate manner and (iv) store and display date data in a manner that is unambiguous as to the century to which such two (2) digit year date input relates. None of the above-referenced systems, software or products are reasonably likely to malfunction, cease to function, generate incorrect date or provide incorrect results when providing and/or receiving date in connection with any valid date, whether occurring before, an or after January 1, 2000.

3.32 Each Material Contract to which Caldera is a party is a valid and subsisting agreement, without any material default of Caldera thereunder and, to the best of Caldera's knowledge, without any default thereunder of any other party thereto. No event has occurred and is continuing which, with due notice or lapse of time, or both, would constitute a material default or event of default by Caldera under any Material Contract or, to the best of Caldera's knowledge, by any other party thereto.


                                 ARTICLE IV

                             Covenants of Level Jump

4.1 Negative Covenants. From the date of this Agreement, and prior to closing, Level Jump will not, without the prior written consent of Caldera engage in any of the following, transactions:

A. Engage in any activities or transactions which will be outside the normal course of its business;

B. Issue any additional shares of Level Jump common stock, or issue any shares of stock in Level Jump or any option, warrant or right to acquire stock in Level Jump;

C.   Pay any dividend or make any distribution in respect to this capital stock;

D.   Sell any of its assets, other than in the ordinary course of business;

E.   Amend its Certificate of Incorporation or its By-Laws;

F. Recapitalize, reorganize or be a party to any merger or consolidation or sale of all or substantially all of its assets; or

G. Make any loans or grant increases in compensation to its officers or employees.

4.2 Affirmative Covenants. Prior to the Closing Date, Level Jump will do or has done the following.

A. The Board of Directors of Level Jump has adopted a resolution at a special meeting of the Board of Directors, convened in accordance with Level Jump's By-Laws, authorizing and approving this agreement;

B. Level Jump will use its commercially reasonable efforts to preserve its business organization intact, and retain the services of its officers and employees;

C. Level Jump will afford to the officers, attorneys, accountants and other authorized representatives of Caldera full and free access to its properties, books, tax returns and records in order that Caldera may have a full opportunity to make such investigations as Caldera desires of the affairs of Level Jump;

D. Level Jump will promptly advise Caldera in writing of any materially adverse change in the financial condition, business, operations or key personnel of Level Jump, any breach of its representations or warranties contained herein, and any material contract, agreement, license or other arrangement which, if in effect on the date of this Agreement should have been included in this Agreement; and

E. Level Jump will use its commercially reasonable efforts to accomplish all actions necessary to consummate the Plan of Exchange, including the satisfaction of all the conditions set forth in this Agreement.

                                ARTICLE V

                            Covenants of Caldera

Caldera covenants with Level Jump as follows:

5.1 Negative Covenants. Caldera will not, without the prior written consent of Level Jump:

A. Engage in any activities or transactions which will be outside the normal course of its business;

B. Issue any additional shares of Caldera common stock, or issue any shares of stock in Caldera or any option, warrant or right to acquire stock in Caldera;

C. Pay any dividend or make any distribution in respect to this capital stock;

D. Sell any of its assets, other than in the ordinary course of business;

E. Amend its Certificate of Incorporation or its By-Laws;

F. Recapitalize, reorganize or be a party to any merger or consolidation or sale of all or substantially all of its assets; or

G. Make any loans or grant increases in compensation to its officers or employees.

5.2 Affirmative Covenants. Prior to Closing date, Caldera will do the following:

The Board of Directors of Caldera has adopted a resolution at a special meeting of the Board of Directors, convened in accordance with Caldera's By-Laws, authorizing and approving this agreement

B. Caldera will reserve, and promptly after the Closing will issue and deliver the number of shares of Caldera common stock required hereby, and will take all other actions necessary to insure that the aforesaid Caldera shares have either been registered under the Securities Act of 1933 and applicable securities laws of all states in which any purchaser thereof resides, or exempt from registration under some exemptive provision of those laws;

C. Caldera will use commercially reasonable efforts to accomplish all actions necessary to consummate the Agreement and plan of Exchange, including satisfaction of all the conditions contained in this Agreement;

D. Caldera will promptly advise Level Jump in writing of any materially adverse changes in the financial condition, business, operations, or key personnel of Caldera any breach of its representations or warranties contained herein, and any material contract, agreement, license or other arrangement which, if in effect on the date of this agreement, should have been included in the Agreement;

E. Caldera will afford to the officers, attorneys, accountants and other authorized representatives of Level Jump full and free access to its properties, books, tax returns and records, in order that Level Jump may have a full opportunity to make such investigations as Level Jump desires of the affairs of Caldera.

                                ARTICLE VI

                         Covenants of Stockholders

6.1 The individual undersigned Level Jump stockholders hereby represent, warrant and covenant as follows;

A. That they are the registered owners of the Level Jump shares being conveyed to Caldera pursuant to this agreement.

B. That they own the aforesaid shares free and clear of any lien, claim encumbrance which has been, or reasonably could be asserted against the shares or stockholders' rights to assign them to Caldera, including any claims which may arise under Community Property laws in any jurisdiction to which any stockholder may be subject.

C. Stockholders have been advised that the Caldera shares to be issued to them hereunder have not been registered pursuant to the Securities Act of 1933, the Securities Laws of Canada, or the "Blue Sky" laws of any state in which any stockholder may reside, that the shares are being issued to them by Caldera in reliance on the exemption from registration provided by " 4(2) of the Securities Act of 1933 for transactions by an issuer not involving any public offering, and by similar exemptive provisions of the laws of any other jurisdictions whose laws may be applicable to the sale or purchase of the shares.

D. Stockholders have been advised that as a result of the nature of the transaction, the Caldera shares to be issued to them are "restricted securities" as that term is defined by paragraph (a)(3) of SEC Rule 144 promulgated under the Securities Act of 1933 (17 C.F.R. " 230.144), and that they are familiar with the resale limitations on restricted securities which are imposed by that Rule.

E. Stockholders represent that they are purchasing the Caldera shares for investment, and not with a view to distribution, and agree that they will not resell all or any part of the shares unless there is, at the time of any such sale, either a Securities Act registration statement in effect covering the shares, or an exemption from registration available to permit resale of the subject shares without registration under the Act.

F. Stockholders consent to the placement on all certificates representing the Caldera shares to be issued of a standard form restrictive legend indicating that the shares have not been registered under the Act, and may not be resold without registration unless there is an available exemption from registration available to exempt any such resale transaction.

G. Stockholders agree to the placement of "stop-transfer instructions" against the shares with Caldera's registrar and transfer agency to prohibit transfer of all or any part of the shares without compliance with the Securities Act of 1933.

                                ARTICLE VII

                              Mutual Conditions

Neither Level Jump nor Caldera will be obligated to complete or cause to be completed the transactions contemplated by this agreement unless the following conditions have been met prior to or at the Closing:

7.1 Absence of Restraint. No order to restrain, enjoin or otherwise prevent the consummation of this Agreement, or the transactions contemplated herein shall have been entered by any court of or administrative body, and no proceeding to obtain any such order shall have been commenced or shall be threatened.

7.2 Absence of Termination. The obligations to consummate the transactions contemplated hereby shall not have been canceled pursuant to sections 10.1.

7.3 Required Approvals. Level Jump and Caldera shall have received all such approvals, consents, authorizations or modifications as may be required to permit the performance of Level Jump and Caldera of their respective obligations under this Agreement, and the consummations of the transactions herein contemplated (whether for government authorities or other persons), and Level Jump and Caldera shall each have received any and all permits and approvals from any regulatory authority having jurisdiction required for the lawful consummation for the Plan of Exchange.

7.4 Blue Sky Compliance. There shall have been obtained any and all permits, approvals and consents of the Securities or "Blue Sky" Commissions or any jurisdictions, and of any other governmental body or agency, which counsel for Caldera may reasonably deem necessary or appropriate so that consummation of the transactions contemplated by this Agreement will be in compliance with applicable laws.

                                   ARTICLE VIII

                      Conditions to Level Jump's Obligations

Level Jump shall not be obligated to complete or cause to be completed the transactions contemplated by this Agreement unless the following conditions have been met prior to or at the Closing:

8.1 Compliance with Representations, Warranties and Covenants. All of the representations and warranties of Caldera made in or pursuant to this Agreement are true and shall be true in all material respects at and as of the Closing date, with the same force and effect for changes contemplated or permitted by the Agreement or otherwise approved in writing by Level Jump. Caldera shall have complied with and performed all of the covenants contained in this Agreement to be performed by them at or prior to the Closing Date. Such shall be evidenced by appropriate Schedules to be attached hereto and incorporated by reference and certified as correct by the President of Caldera.


                                  ARTICLE IX

                     Conditions to Obligations of Caldera

Caldera shall not be obligated to complete or cause to be completed the transactions contemplated by this Agreement unless the following conditions have been met prior to or at the Closing:

9.1 Representations, Warranties and Covenants. All of the representations and warranties of Level Jump contained in this Agreement and in its Business Plan provided Caldera are true and shall be true in all material respects at and as of the Closing date. Such shall be evidenced by appropriate Schedules attached hereto and incorporated by reference and certified as correct by the Shareholders and President of Level Jump.

                                ARTICLE X

                               Miscellaneous


10.1 Termination. This Agreement may be terminated or canceled, and the transactions contemplated hereby may be abandoned, notwithstanding any stockholder authorization, at any time before Closing of the Agreement:

A.       By mutual consent of the Board of Directors of Level Jump and Caldera;

B. By any party in the event that any of the conditions specified in Article VII shall not have been satisfied within the time contemplated by this Agreement;

C. By Caldera if any of the conditions specified in Article IX shall not have been satisfied within the time contemplated by this Agreement;

D. By Level Jump if any of the conditions specified in Article VII shall not have been satisfied within the time contemplated by this Agreement.

10.2 Effect of Termination. If this Agreement is terminated, this Agreement, except as to Sections 10.3 and 10.4, shall no longer be of any force or effect and there shall be no liability on the part of any part of any party or its respective directors, officers or stockholders provided, however, that in the case of a termination without cause by a party or a termination pursuant to Sections 10.1 (c) or (d) hereof because of a prior material default under or material breach of this Agreement by another party, the damages which the aggrieved party or parties may recover from the defaulting party or parties shall in no event exceed the amount of out-of-pocket costs and expenses incurred by such aggrieved party or parties in connection with this Agreement.

10.3 Return of Information; Confidentially. In the event this Agreement is terminated or the Plan of Exchange is not consummated for any reason. Level Jump and Caldera agree that all written information and documents supplied by either Level Jump and Caldera to each other shall be promptly returned to the other party at its request, and Level Jump and Caldera shall each use its best efforts to cause confidential information to continue to be treated as confidential.

10.4 Costs and Expenses. The party incurring expenses will pay all costs and expenses incurred in connection with this Agreement. In the event of any termination of this Agreement pursuant to Section 10.1, subject to the provisions of 10.2, Level Jump and Caldera will each bear their own expenses.

10.5 Extension of Time; Waivers. At any time prior to the Closing date:

Caldera may (i) extend the time for the performance of the obligations or other acts of Level Jump; (ii) waive any inaccuracies in the representations and warranties of Level Jump contained herein or in any document delivered pursuant hereto by Level Jump, and (iii) waive compliance with any of the agreements or conditions herein to be performed by Caldera. Any agreement on the part of Level Jump to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of Level Jump. Level Jump may (i) extend the time for the performance of the obligations or other acts of Caldera;
(ii) waive any inaccuracies in the representations and warranties of Caldera contained herein or in any document delivered pursuant hereto by Caldera, and
(iii) waive compliance with any of the agreements or conditions herein to be performed by Level Jump. Any agreement on the part of Caldera to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of Caldera.


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10.6 Assignability. This Agreement shall inure to the benefit of, and be binding on the parties hereto and their respective successors and assigns, provided that this Agreement may not be assigned by any party without the prior written consent of the other party.

10.7 Reliance of Counsel. In rendering any opinion referred to herein or required to be issued as a result of any provision herein contained, counsel may rely, as to any factual matters involved in their opinion, on certificates of public officials and of corporate officers, opinions of corporate general counsel, and such other evidence as such counsel may reasonably deem appropriate, and as to matters governed by laws of jurisdictions other than the United States or the state in which said counsel is located, an opinion of local counsel in jurisdictions, which counsel shall be satisfactory to the other parties in the exercise of their reasonable judgement.

10.8 Notices. Any notice to any party hereto pursuant to this Agreement shall be given by Certified or Registered mail, addressed as follows:

                Caldera Corporation
                3156 East Old Mill Circle, No. 100
                Salt Lake City, UT 84121

                           Level Jump Financial Group
                           401-133 Richmond St. West
                           Toronto, ON, Canada, M5H 2L3

10.9 Amendment. This Agreement may be amended with the approval of the Board of Directors of Level Jump and Caldera at any time before or after approval thereof by the stockholders of Level Jump and Caldera; bait after any such stockholder approval, no amendment shall be made which substantially and adversely changes the terms hereof This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

10.10 Entire Agreement; Counterparts; Applicable Law. This Agreement (a) constitutes the entire agreement and superseded all prior agreements and understanding, both written and oral among the parties with respect to the subject matter hereof, (b) may be executed in several counterparts, each of which will be deemed an original and all of which shall constitute one and the same instrument, and (c) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Florida.

10.11 Titles. The titles and capitals of the Sections and paragraphs of this Agreement are included for convenience of reference any and shall have no effect on the constructions or meaning of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


CALDERA CORPORATION


By:_____________________________
President

LEVEL JUMP FINANCIAL GROUP, INC.


By:_____________________________
President



ZDG Holdings Inc.

By:________________________________
President

________________________________
David Roff



________________________________
Brice Scheschuk



________________________________
Glen Akselrod